Exhibit 107.1

424(b)(5)

(Form Type)

Diageo Capital plc

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate offering price of fixed rate notes being offered pursuant to the Prospectus Supplement dated October 19, 2022 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated August 25, 2020, as amended (together with the Prospectus Supplement, the “Prospectus”) is $2,000,000,000 (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on October 20, 2022, is the final prospectus relating to the Offering.